Exhibit 99.1

August 21, 2023

Dear Fellow Stockholder,

As you may be aware, eMagin has entered into a definitive merger agreement with Samsung Display Company, a subsidiary of Samsung Electronics and a leading, worldwide manufacturer and distributor of display products. Under the terms of the agreement, all shares of eMagin stock would be acquired by Samsung for $2.08 per share in an all-cash transaction, which will be considered by stockholders at our virtual Special Meeting of shareholders on August 31.

Institutional Shareholder Services, Inc. (ISS) and Glass, Lewis & Co., the leading independent, third-party proxy advisors to thousands of institutional investors and pension funds, have formally recommended that eMagin shareholders vote in favor of eMagin’s proposed merger transaction with Samsung Display.

The eMagin Board’s decision to enter into the merger agreement followed a thorough evaluation of eMagin’s strategic alternatives by independent members of the Board and the senior management team. That process included:

•	A solicitation of competing offers among eight strategic counterparties, which yielded no actionable alternatives.

•	The pursuit of alternative commercial arrangements with Samsung Display, which is not interested in a partnership or licensing agreement in any capacity.

•	An evaluation of eMagin’s financial outlook as a stand-alone company and the significant capital raise needed to fund new equipment and cover operating losses.

Such a capital raise would be heavily dilutive for existing stockholders.

•	Seeking a partnership with a commercially capable counterparty in a production-licensing agreement. Such an arrangement would require an expenditure of several hundred million dollars and a number of years to design and build a dPd OLED microdisplay manufacturing line capable of serving the AR/VR consumer market at scale.

eMagin was unable to secure a partner for such an arrangement.

•	The final deal price was reached after several rounds of extensive negotiations and represents Samsung’s highest and best price.

Additionally, eMagin faces significant and immediate financial and operational constraints:

•	As of June 30, 2023, eMagin had $3.3 million of cash and borrowing availability of just $0.8 million under its asset based revolving credit facility.

•	Total revenues for the second quarter of 2023 decreased 31% to $5.0 million, compared with $7.2 million reported in the prior-year period, due in large part to persistent production downtime and lower than expected production yields.

•	Net loss for the second quarter of 2023 was $11.2 million, or $0.13 per share, compared with a loss of $1.4 million, or $0.02 per share, in the prior-year period.

•	As of August 21, 2023, eMagin has borrowed $10.0 million from Samsung Display under a loan and security agreement that was entered into concurrently with the May 17, 2023 signing of the merger agreement.

eMagin’s Board, which is comprised of a majority of independent directors who are not eMagin employees, received advice from the eMagin’s outside legal counsel and financial advisors in reaching its unanimous decision that the proposed merger with Samsung Display represents the best possible outcome for eMagin’s stockholders.

WE BELIEVE THE MERGER IS THE BEST AVAILABLE OPTION TO STOCKHOLDERS AT THIS TIME AND IT IS CRITICAL TO PROTECT THE VALUE OF YOUR INVESTMENT

Please vote today. If you have already voted, you can change your vote.

You can vote online, by telephone or by signing, dating and returning the hard-copy proxy card or voting instruction form. If you received this letter by email you may also vote by simply clicking the “VOTE NOW” button in the accompanying email.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT

Thank you for your support,

Jill J. Wittels	Eric Braddom
Chair of the Board of Directors	Director

Paul Cronson	Ellen Richstone
Director	Director

Andrew G. Sculley	Brig. General Stephen Seay
Director and Chief Executive Officer	Director

YOUR VOTE IS IMPORTANT:

If you have any questions about the special meeting or need assistance in voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE at (877) 717-3930